Exhibit 10.18

Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of September 1, 2024 (the “Amendment Effective Date”), by and between Aether Holdings, Inc., a Delaware corporation (the “Company”), and Siu Hang Wong (the “Executive” and, together with the Company, the “Parties”).

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated as of June 1, 2024 and

Whereas, the Parties desire to amend Section 3 and Section 5 of the Agreement in the manner reflected herein, and

Whereas, the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Bonus. Section 3(f) of the Agreement is hereby deleted

2. Severance Payment. Section 5(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“(a) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the shorter of (x) six months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs. If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5(a) on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of any and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.”

(b) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii), and (iii) of Section 5(a) hereof.”

2. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Employment Agreement effective as of the Amendment Effective Date.

COMPANY:

Aether Holdings, Inc.

By:	/s/ Lin Kuan Liang Nicolas
Name:	Lin Kuan Liang Nicolas
Title:	Chief Executive Officer
Date:	September 1, 2024

EXECUTIVE:

By:	/s/ Siu Hang Wong
Name:	Siu Hang Wong
Title:	Chief Operating Officer
Date:	September 1, 2024